Exhibit 10.2

Execution Version

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of May 12, 2022, by and between ARE-MA REGION NO. 75, LLC, a Delaware limited liability company (“Landlord”), and ENANTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord (as successor-in-interest to Athena Arsenal, LLC) and Tenant are parties to that certain Lease dated as of September 24, 2018 (the “Lease”), with respect to certain premises located within the building located at 400 Talcott Avenue (commonly known as Building 131), Watertown, Massachusetts, within the complex commonly known as The Arsenal on the Charles, as such premises is more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease. References herein to the “First Amendment to Lease Agreement” shall mean this Amendment.

WHEREAS, of even date herewith, Landlord and Tenant have entered into that certain Lease Agreement (the “New Lease”), wherein Landlord leases to Tenant certain premises within the building (commonly known as Building 2) to be constructed within the complex commonly known as The Arsenal on the Charles campus, in Watertown, Massachusetts, as such premises is more particularly described in the New Lease.

WHEREAS, among other things, Tenant desires to lease additional space on the first and third floor of the Building and extend the expiration date of the Term of the Lease to match the expiration date of the New Lease, and Landlord is willing to lease such additional space to Tenant and to extend the Term accordingly.

WHEREAS, Landlord and Tenant mutually desire that the Lease be amended on and subject to the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Addition of First Floor Space. Effective on the date that is one (1) business day immediately following the date this Amendment is fully executed (the “First Floor Commencement Date”):

a. Premises. The definition of “Premises” in Exhibit 1 of the Lease shall be deleted in its entirety and replaced with the following:

That portion of the Building, containing approximately 32,938 rentable square feet as shown on Exhibit 2, consisting of (i) approximately 15,640 rentable square feet on the first floor of the Building (the “First Floor Expansion Space”), and (ii) approximately 17,298 rentable square feet on the second floor of the Building (the “Second Floor”), all being subject to adjustment from time to time in accordance with the terms of this Lease.

b. Depiction of Premises. Exhibit 2 of the Lease shall be deleted in its entirety and replaced with Exhibit A-1 attached to this Amendment.

c. Delivery Condition. On the First Floor Commencement Date, Landlord shall deliver the First Floor Expansion Space to Tenant with all Building systems serving the First Floor Expansion Space in good operating condition and repair (other than the HVAC system, which will be

Execution Version

replaced by Tenant pursuant to the terms of the Work Letter attached as Exhibit D to this Amendment), but otherwise in its “AS IS, WHERE IS” condition. Except as set forth in the following sentence or the Work Letter: (i) Tenant shall accept the First Floor Expansion Space in the foregoing condition as of the First Floor Commencement Date; (ii) Landlord shall have no obligation for any defects in the First Floor Expansion Space; and (iii) Tenant’s taking possession of the First Floor Expansion Space shall be conclusive evidence that Tenant accepts the First Floor Expansion Space and that the First Floor Expansion Space was in good condition (other than the HVAC system) at the time possession was taken. For the period of thirty (30) days after the First Floor Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building’s systems serving the First Floor Expansion Space (excluding the HVAC system), unless Tenant, or any of its employees, representatives, agents, contractors, subcontractors, or vendors, was responsible for the cause of such repair, in which case Tenant shall pay the cost.

d. Base Rent. Base Rent applicable to the Second Floor shall continue to be due and payable in accordance with the terms of the Lease, subject to Section 4 below, and Base Rent applicable to the First Floor Expansion Space shall be $50,178.33 per month (based on $38.50/RSF annually), subject to increase as set forth below. Notwithstanding the foregoing, Tenant shall not be required to pay Base Rent for the First Floor Expansion Space for the first seven (7) months following the First Floor Commencement Date (the “First Floor Rent Commencement Date”). Base Rent applicable to the First Floor Expansion Space shall be increased on each annual anniversary of the First Floor Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by three percent (3%) and adding the resulting amount to such Base Rent payable immediately before such Adjustment Date.

e. Amenities. The following language shall be added to the end of the definition of “Common Areas” in Exhibit 1 of the Lease:

The Common Areas include, without limitation, the various amenities, amenities facilities, and buildings or other improvements containing the same located in, on or otherwise serving the Property, if any, as may exist from time to time and be available for use by Tenant and one or more other tenants of the Property or other third parties (“Amenities”). Amenities may include, by way of example, things such as business centers, conference centers, restaurants, or gyms and other athletic facilities. It is understood that Landlord may contract with or arrange for affiliates or third parties to provide Amenities rather than providing the same itself. In either case, the cost thereof will be included in Operating Expenses (or paid by Tenant to such affiliates or third parties). Notwithstanding anything contained in this Lease to the contrary and for the avoidance of doubt, however, Landlord has no obligation to provide, and if provided has no obligation to continue to provide, any Amenities or other Common Areas, other than reasonable access to the Premises and any parking required by the terms of this Lease to be available to Tenant.

f. OpEx Definitions.

i.

The defined terms “Operating Base”, Tax Base”, and “Tenant’s Share” in Exhibit 1 of the Lease shall apply to only the Second Floor and only for the period ending August 31, 2024, at which time such defined terms shall be null and void.

ii.

The following definition shall be added to Exhibit 1 of the Lease: “Tenant’s Share of Operating Expenses shall be 32.65% until the First Floor Rent Commencement Date and 62.17% commencing on the First Floor Rent Commencement Date, and 69.70% commencing on the Third Floor Commencement Date, subject to adjustment from time to time in accordance with the terms of this Lease.”

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iii.	The following definition shall be added to Exhibit 1 of the Lease: “Building’s Share of Property: 6.02%%, subject to adjustment from time to time in accordance with the terms of this Lease.”

g. Taxes. Section 7 of the Lease shall be deleted in its entirety and replaced with Exhibit B attached to this Amendment.

h. Operating Expense Payments. Section 8 of the Lease shall be deleted in its entirety and replaced with Exhibit C attached to this Amendment. Notwithstanding anything in the Lease to the contrary, Tenant’s Share of Operating Expenses applicable to the First Floor Expansion Space shall be abated in full until the First Floor Rent Commencement Date.

2. Addition of Third Floor Space. Effective as of the date that the current occupant vacates and yields up the space, which is currently targeted to occur on July 1, 2022 (the “Third Floor Commencement Date”):

a. Premises. The definition of “Premises” in Exhibit 1 of the Lease shall be deleted in its entirety and replaced with the following:

That portion of the Building, containing approximately 36,930 rentable square feet as shown on Exhibit 2, consisting of (i) approximately 15,640 rentable square feet on the first floor of the Building (the “First Floor Expansion Space”), (ii) approximately 17,298 rentable square feet on the second floor of the Building (the “Second Floor”), and (iii) approximately 3,992 rentable square feet on the third floor of the Building (the “Third Floor Expansion Space”), all being subject to adjustment from time to time in accordance with the terms of this Lease. Landlord shall give Tenant not less than thirty (30) days’ advance notice of the anticipated Third Floor Commencement Date.

b. Depiction of Premises. Exhibit 2 of the Lease shall be deleted in its entirety and replaced with Exhibit A-2 attached to this Amendment.

c. Delivery Condition. On the Third Floor Commencement Date, Landlord shall deliver the Third Floor Expansion Space to Tenant with all Building systems serving the Third Floor Expansion Space in good operating condition and repair (other than the HVAC system, which will be replaced by Tenant pursuant to the terms of the Work Letter), but otherwise in its “AS IS, WHERE IS” condition. Except as set forth in the following sentence or the Work Letter: (i) Tenant shall accept the Third Floor Expansion Space in the foregoing condition as of the Third Floor Commencement Date; (ii) Landlord shall have no obligation for any defects in the Third Floor Expansion Space; and (iii) Tenant’s taking possession of the Third Floor Expansion Space shall be conclusive evidence that Tenant accepts the Third Floor Expansion Space and that the Third Floor Expansion Space was in good condition (other than the HVAC system) at the time possession was taken. For the period of thirty (30) days after the Third Floor Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building’s systems serving the Third Floor Expansion Space (excluding the HVAC system) unless Tenant, or any of its employees, representatives, agents, contractors, subcontractors, or vendors, was responsible for the cause of such repair, in which case Tenant shall pay the cost.

d. Base Rent. Base Rent applicable to the First Floor Expansion Space and the Second Floor shall continue to be due and payable in accordance with the terms of the Lease, and annual Base Rent applicable to the Third Floor Expansion Space shall be calculated at the same per rentable square footage rate then in effect for the First Floor Expansion Space utilizing the square footage as determined by Section 2(a) above or as otherwise determined by Landlord in accordance with this Amendment, subject to adjustment as set forth herein. Notwithstanding the foregoing, Tenant shall not be required to pay Base Rent for the Third Floor Expansion Space for the first seven (7) months following the Third Floor Commencement Date (the “Third Floor Rent Commencement Date”). Base Rent applicable to the Third Floor Expansion Space shall be increased on each Adjustment Date by multiplying the Base Rent payable immediately before such Adjustment Date by three percent (3%) and adding the resulting amount to such Base Rent payable immediately before such Adjustment Date.

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e. OpEx Definitions.

As of the Third Floor Rent Commencement Date, the definition of “Tenant’s Share of Operating Expenses” on Exhibit 1 of the Lease shall be deleted in its entirety and replaced with: “69.70%, subject to adjustment from time to time in accordance with the terms of this Lease.”

3. Extension of Term. The definition of “Termination Date” in Exhibit 1 of the Lease is hereby deleted in its entirety and replaced with June 1, 2034. If the Rent Commencement Date under the New Lease occurs, then within thirty (30) days thereafter, Landlord and Tenant shall amend the Lease, if necessary, so the “Termination Date” under the Lease is the scheduled initial expiration date of the term of the New Lease.

4. Escalation of Base Rent for Second Floor. Effective as of September 1, 2024 (i.e., the day following the original expiration date of the initial Term prior to giving effect to this Amendment), Base Rent applicable to the Second Floor shall be increased to equal an annual amount (payable in monthly installments) determined by calculating the product of (x) 17,298 and (y) the per rentable square footage rate then in effect for the First Floor Expansion Space and the Third Floor Expansion Space. Thereafter, Base Rent applicable to the Second Floor shall be increased on each Adjustment Date by multiplying the Base Rent payable immediately before such Adjustment Date by three percent (3%) and adding the resulting amount to such Base Rent payable immediately before such Adjustment Date.

5. Tenant Improvements. In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, if Tenant so requests in writing and subject to the terms of the Work Letter, make available to Tenant the Supplemental Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the First Floor Rent Commencement Date and continuing thereafter on the first day of each month during the initial Term, Tenant shall pay the amount necessary to fully amortize the portion of the Supplemental Tenant Improvement Allowance actually funded by Landlord, if any, as Additional Rent in equal monthly payments with interest at a rate of 8% per annum over the initial Term, which interest shall begin to accrue on such initial date of repayment. Any of the Supplemental Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

6. Parking. Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following:

Parking. Subject to all applicable legal requirements, Force Majeure, a taking by eminent domain and the exercise by Landlord of its rights under this Lease as amended by the First Amendment to Lease Agreement (including, without limitation Landlord’s rights set forth in Section 9 of the First Amendment to Lease Agreement), Tenant shall have the right to park, at a rate of 2.5 cars per 1,000 rentable square feet of the Premises, in those areas of the Property designated by Landlord for non-reserved parking, subject to Landlord’s rules and regulations. Such parking shall be on a first-come-first-served, non-exclusive basis. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Property. Landlord reserves the right, but not the obligation, to dictate specific locations of the Property that Tenant is permitted to use for its parking rights under this Section 1.2.

If, at any time during the Term, the Property is subject to a transportation demand management plan (“TDMP”) setting forth requirements related to the Property, Tenant (at its sole cost and expense) shall comply with such TDMP as it relates to tenants, occupants and parkers (as opposed to requirements that are only capable of being

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performed by the Owner of the Property). As of the date hereof, the Property is subject to that certain Transportation Demand Management Program dated June 2021 (as amended from time to time, the “Existing TDMP”). Tenant shall, at Tenant’s sole cost and expense, for as long as the Existing TDMP remains applicable to the Property, comply with the Existing TDMP as applicable to the Property, including without limitation,: (i) offer a subsidized transportation benefit to all employees in accordance with the terms of the Existing TDMP; (ii) offer a subsidy to a bike share service to all employees in accordance with the terms of the Existing TDMP; (iii) discourage single-occupant vehicle (“SOV”) use by its employees; (iv) promote alternative modes of transportation and use of alternative work hours; (v) at Landlord’s request, meet with Landlord and/or its representatives to discuss transportation programs and initiatives; (vi) participate in annual surveys, monitoring transportation programs and initiatives at the Property; (vii) reasonably cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the Existing TDMP; (viii) offer an emergency ride home (“ERH”) through the Transportation Demand Management Coordinator and Watertown Transportation Management Association (as defined in the Existing TDMP), or have its own ERH program, for all employees who commute by non-SOV mode at least 3 days a week; and (ix) otherwise reasonably cooperate with Landlord in encouraging employees to seek alternate modes of transportation. Landlord shall provide Tenant with a copy of the Existing TDMP and any future TDMP’s. Landlord encourages Tenant to (x) implement a Commuter Choice Program and the MBTA’s “Perq for Work” program (formerly known as the Corporate Pass Plan) and (y) offer employee work schedules that are flexible so as to be consistent with public transportation schedules and, to the extent permitted by corporate policies, allow employees the opportunity to work from home as a way to eliminate vehicle trips to the campus.

7. Shuttle. The following shall be added to the Lease as a new Section 1.4:

Shuttle Service. During the Term, Landlord may provide or otherwise arrange for (but shall not be obligated to provide or otherwise arrange for) Shuttle Service to and from the Property on weekdays (subject to weather conditions, holidays, and Force Majeure), and Tenant’s employees shall, subject to seating availability, have the right to use such Shuttle Service at all times that such Shuttle Service is in operation and available for use by tenants of the Property. “Shuttle Service” shall mean shuttle bus service provided or contracted for by Landlord between the Property and various commuting locations in the Watertown/Cambridge/Boston area, as determined by Landlord from time to time. Landlord shall have the right to adjust the schedule, frequency, and route(s) of the Shuttle Service as it determines based on usage. No fee shall be charged to any passenger that utilizes the Shuttle Service, provided that all costs of such Shuttle Service shall be included as part of Operating Expenses, subject to Section 8 of the Lease, provided that all capital expenses will be amortized in accordance with Section 8 of the Lease. Tenant’s use of the Shuttle Service shall be at Tenant’s sole risk, and Tenant hereby acknowledges that Landlord shall have no liability with respect thereto. Tenant shall indemnify, defend and hold Landlord harmless from and against any claims by any of Tenant’s employees or invitees related to the Shuttle Service or any bodily injury or property damage related thereto or arising therefrom, except for property damage or bodily injury claims against (and based on the negligence or misconduct of the operator of) the shuttle service.

8. Rules and Regulations. Exhibit 3 of the Lease is hereby deleted in its entirety and replaced with Landlord’s current rules and regulations for the Property, which are set forth in Exhibit E attached to this Amendment.

9. Redevelopment of Property. Tenant acknowledges that Landlord intends to undertake significant renovations and/or construction at the Property, including, without limitation, for lab, office and retail uses, and including, without limitation, the creation of one or more Amenities or Amenity buildings or

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centers. Landlord expressly reserves the right, in its sole discretion, from time to time to expand, develop, renovate, redevelop, alter, improve, maintain, construct, demolish, relocate and/or reconfigure the Property (or portions thereof) and buildings, Common Areas (including parking and site drives) and other improvements therein, as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent or existence of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, from or to the Property, the Amenities or other Common Areas and/or any other portion of the Property and/or make any other changes thereto affecting the same; (c) amend any existing land use and zoning approvals for the Property (including, without limitation, any special permit applicable to the Property) and seek additional approvals, relief or zoning amendments in connection with any future expansion, development, renovation, redevelopment, alteration, demolition, relocation, improvement, operation, maintenance or repair of the Property (including, without limitation, the Common Areas); and (d) make any other changes, additions and/or deletions in any way affecting the Property and/or any portion thereof as Landlord may elect from time to time, including without limitation, creation and/or elimination of, and/or additions to and/or deletions from, the land comprising the Property, the Amenities or other Common Areas and/or any other portion of the Property, provided that in all events, Landlord uses commercially reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises and access to the Premises under the Lease in undertaking such activities and the resulting permanent improvements following such changes, amendments, additions or deletions shall not unreasonably interfere with Tenant’s use of the Premises or access to the Premises under the Lease. Landlord shall have the right, in connection with such contemplated activities, to subject the Property and its appurtenant rights to easements for the construction, reconstruction, alteration, demolition, relocation, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Property, and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine; provided that such easements, rights, agreements, and covenants do not (i) unreasonably interfere with Tenant’s access to the Premises or change Tenant’s Permitted Use of the Premises, (ii) materially increase any of Tenant’s obligations pursuant to this Lease, or (iii) materially reduce any of Tenant’s express rights pursuant to this Lease. This Lease shall be subject and subordinate to all such matters. For the avoidance of doubt, however, Landlord shall have no obligation to undertake any action described in this Section 9, and Tenant is not entering into this Amendment in reliance of Landlord making any alteration to the Property or any other action described in this Section 9.

Tenant hereby agrees that the Lease shall be subject and subordinate to any expansion, development, renovation, redevelopment, alteration, improvement, maintenance, demolition, relocation and/or reconfiguration activity, or any other matter set forth in this Section 9, and, in connection with such activity or matter, Landlord may, from time to time, cause the rentable square footage of the Premises, the Building and/or the Property to be remeasured by Landlord’s architect. Neither Tenant nor any affiliate of Tenant shall take any action, directly or indirectly, to oppose any of the foregoing activities by Landlord or its affiliates, provided the foregoing shall not preclude Tenant from asserting a Landlord default under the Lease if Landlord breaches the provisions of the Lease. Landlord and its agents, employees, licensees and contractors shall also have the right to undertake work pursuant to any actions contemplated above; to shore up the foundations and/or walls of the Building (or any other structures within the Property); to erect scaffolding and protective barricades around, within or adjacent to the Building (or any other structures within the Property); to close off Common Areas; and to do any other act necessary for the safety of the Building (or any other structures within the Property) or the expeditious completion of such work. Tenant acknowledges that construction noise, vibrations and dust, and alterations of traffic patterns or parking, associated with construction activities are to be expected during the course of such construction. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to cancel or terminate this Lease and Landlord shall not be liable to Tenant for any damages, compensation or reduction of Rent by reason of (i) inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 9, or (ii) any changes, expansion, renovation or reconfiguration of the Property; nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration. Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises and access to the Premises under the Lease in undertaking

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any of the foregoing activities (meaning, Landlord shall use commercially reasonable efforts to reasonably mitigate the adverse impacts of Landlord’s construction activities, on the Premises), and the resulting permanent improvements following such activities shall not unreasonably interfere with Tenant’s use of the Premises or access to the Premises under the Lease.

10. Remeasurement. Tenant acknowledges that Landlord is undertaking and has the right to undertake a remeasurement of the Property (and/or portions thereof). Accordingly, upon completion of Landlord’s remeasurement, which may be performed by Stevenson Systems, Landlord shall calculate the rentable square footage of the Building pursuant to BOMA (as defined on Exhibit C), and calculate the rentable square footage of the other buildings located on the Property pursuant to BOMA Modified (as defined on Exhibit C) or Stevenson Life Science Method, and deliver to Tenant (A) a statement setting forth any changes to (i) the Building’s Share of Property, and (ii) Tenant’s Share of Operating Expenses, resulting from such remeasurement, and (B) back-up calculations. Landlord’s statement in clause (A) shall be binding on Landlord and Tenant and constitute an amendment to this Lease unless Tenant timely gives written notice to Landlord as set forth below. Tenant shall execute and return an acknowledgement prepared by Landlord of: (1) the Building’s Share of Property, and/or (2) Tenant’s Share of Operating Expenses, resulting from the remeasurement within 20 days following Landlord’s request. Landlord’s request for such acknowledgement shall contain a notice to Tenant in large bold face type font that Tenant’s failure to contest the remeasurement within 20 days shall be deemed Tenant’s unconditional and irrevocable acknowledgement and agreement of the facts contained therein, and if Tenant fails to give Landlord written notice of its objections thereto within such 20 day period, Tenant shall be deemed to have unconditionally and irrevocably acknowledged and agreed to the facts contained therein. If there is any disagreement with respect to the facts contained in such acknowledgement of the remeasurement, then Tenant must raise the same by written notice to Landlord within 20 days of receipt of the statement in clause (A) or Tenant will have irrevocably waived the right to object. Tenant may include in such notice any documentation and evidence that Tenant believes will be useful. Landlord will provide a copy of such documentation and evidence to Landlord’s architect for its consideration and evaluation. Following Landlord’s timely receipt of the objection notice from Tenant, the parties shall reasonably and in good faith discuss such matters, including without limitation, a discussion of the evidence presented by Tenant for consideration; provided that any dispute not resolved by written agreement of Landlord and Tenant will be resolved by Landlord’s architect, whose determination shall be conclusive, final, and binding on Landlord and Tenant. Notwithstanding Landlord’s remeasurement, Landlord and Tenant agree that the Base Rent, the Tenant Improvement Allowance, the Supplemental Tenant Improvement Allowance and the Lobby Allowance shall be in the amounts set forth in this Amendment and shall not be adjusted based on Landlord’s remeasurement.

11. Extension Option. Section 5.3 of the Lease is hereby deleted in its entirety and replaced with Exhibit F attached to this Amendment.

12. Tenant’s Remedies/Limitation of Liability. The following shall be added to the Lease as a new Section 28.19:

Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by certified mail to any holder of a mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Property by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

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Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), then Tenant shall, as soon as reasonably possible, but in any event within 2 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 5 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, then Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Building systems affecting other tenants, the Building structure or Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the fee owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership

13. Daycare Center. The following shall be added to the Lease as a new Section 28.20:

Tenant acknowledges that there is a daycare center downstairs in the Building and there will be typical noises associated with a daycare center; the same shall not constitute a Landlord default or entitle Tenant to any remedies.

14. Courtyard. Notwithstanding the deletion of a portion of the Building’s courtyard from the definition of Premises, Section 10.1, Section 12, Section 13 and Section 17.1 of the Lease shall continue to apply to Tenant’s courtyard equipment, if any, in the Building’s courtyard, and access thereto.

15. Authority. Landlord represents and warrants to Tenant that it has the right, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and this Amendment is a valid and binding obligation of Landlord enforceable against Landlord in accordance with the terms hereof. Tenant represents and warrants to Landlord that it has the right, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and this Amendment is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. Tenant acknowledges and agrees that Landlord is in full compliance with the terms of the Lease and no event exists or has occurred that constitutes or could ripen into a Landlord default under the Lease.

16. OFAC. Tenant represents and warrants to Landlord that Tenant is currently (i) in compliance with, and shall at all times during the Term remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (ii) not listed on, and shall not during the Term be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (iii) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

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17. Brokers. Landlord and Tenant each represents and warrants that, other than Cushman & Wakefield and Jones Lang LaSalle (the “Brokers”), it has not dealt with any broker, agent or other person entitled to a commission, compensation or fee in connection with this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any broker, agent or other person or entity, other than the Brokers, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to the Brokers arising out of the execution of this Lease subject to and in accordance with the terms of a separate agreement(s) with the Brokers.

18. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

19. Counterparts. This Amendment may be executed in as many counterparts as the parties hereto may deem necessary or convenient, and each such counterpart shall be deemed an original but all of which, together, shall constitute but one and the same document. Counterparts may be delivered via electronic mail (including PDF or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

20. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered under seal as of the day and year first above written.

LANDLORD:

ARE-MA REGION NO. 75, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Name:	Allison Grochola
Title:	SVP - Real Estate Legal Affairs

TENANT:

ENANTA PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:	Paul J. Mellett
Title:	Senior Vice President and Chief Financial Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title.

[Signature Page to First Amendment to Lease Agreement]

Execution Version

EXHIBIT A-1

DEPICTION OF PREMISES AS OF FIRST FLOOR COMMENCEMENT DATE

[Exhibit A-1]

Execution Version

EXHIBIT A-2

DEPICTION OF PREMISES AS OF THIRD FLOOR COMMENCEMENT DATE

[Exhibit A-2]

Execution Version

[Exhibit A-2]

Execution Version

EXHIBIT B

REPLACEMENT SECTION 7 OF THE LEASE (TAXES)

7. TAXES.

Except as set forth below in this Section 7, Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the First Floor Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed on the Property by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Property or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Property, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Property, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from applicable legal requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Property; provided, however, that Taxes shall not include fees, permit fees, inspection fees, or other authorization fees, linkage or other exactions required to be paid to obtain governmental entitlements for the development of redevelopment of the Property or charges to the extent applicable to the development, redevelopment, or installation of off-site infrastructure improvements required for the development or redevelopment of the Property (as opposed to ongoing maintenance or operational fees, charges or expenses associated therewith which may be included as part of Operating Expenses). Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Property is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Property, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be made on a fair and equitable basis and shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand. Landlord shall allocate Taxes among all buildings, including the Building, in a fair and equitable manner determined by Landlord.

[Exhibit B]

Execution Version

EXHIBIT C

REPLACEMENT SECTION 8 OF THE LEASE (OPERATING EXPENSES)

8. OPERATING EXPENSE PAYMENTS.

Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of Operating Expenses of the Annual Estimate, provided that if an Annual Estimate or updated Annual Estimate is delivered less than 30 days prior to the next installment coming due, Tenant may pay such installment at the existing rate, and shall commence paying based on the new rate (together with a retroactive payment of any increase not paid) on the next following payment date. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means: (A) all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building, including, without duplication, Taxes (as defined in Section 7), capital repairs, improvements and replacements (provided the capital repair, improvement or replacement is either required by Laws or an interpretation thereof first enacted or imposed after the First Floor Commencement Date or intended to reduce Operating Expenses or to satisfy Landlord’s obligations under the Lease) amortized over the lesser of 10 years and the useful life of such capital items, administrative rent in the amount of 2% of the then applicable Base Rent, and the cost of upgrades to the Building or enhanced services provided at the Building that are intended to encourage social distancing (also referred to as physical distancing), promote and protect health and physical well-being, and/or prevent or limit the spread or transmission of communicable diseases and/or viruses of any kind or nature, including, without limitation, COVID-19 (collectively, “Infectious Conditions”) (provided capital items shall be amortized as set forth above), and (B) the Building’s Share of Property of all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Property (other than those costs and expenses specific to the Building or any other building not containing Amenities), including, without duplication, costs and expenses related to the use, ownership, operation, management, maintenance, and repair (but not the original construction or development) of the Amenities and other Common Areas (including for the avoidance of doubt, payment or reimbursement by Landlord to affiliates of Landlord or third parties for market rent paid by such affiliates or third parties to Landlord for Amenity space and the difference between commercially reasonable market office rent and reduced rent or other concessions or subsidies provided to third parties providing Amenities), Taxes, capital repairs, improvements and replacements (provided the capital repair, improvement or replacement is either required by Laws or an interpretation thereof first enacted or imposed after the First Floor Commencement Date or intended to reduce Operating Expenses or to satisfy Landlord’s obligations under the Lease) amortized over the lesser of 10 years and the useful life of such capital items, and the cost of upgrades to the Property or enhanced services provided at the Property that are intended to encourage social distancing (also referred to as physical distancing), promote and protect health and physical well-being, and/or prevent or limit the spread or transmission of Infectious Conditions; provided, however, the portion of Tenant’s Share of Operating Expenses constituting the cost to operate, manage, maintain and repair the Amenities at the Property shall be capped at the Amenity Cap Amount (as defined below) per rentable square foot of the Premises for each calendar year during the Term (and prorated for partial calendar years at the beginning or end of the Term). The “Amenity Cap Amount” shall be $2.50 per rentable square foot of Premises for the partial calendar year following the First Floor Commencement Date and $2.50 per rentable square foot of Premises for each full calendar year following the First Floor Commencement Date during the Term. For the avoidance of doubt, costs related to the Shuttle Service (as defined in Section 7 of the First Amendment to Lease Agreement) are not costs that are subject to, or count against, the Amenity Cap Amount. The only Amenities for which a separate use fee may be charged to Tenant in addition to inclusion of the costs and expenses thereof in Operating Expenses are related to the use of any conference facility or fitness center (if a conference facility or fitness center is created and available);

[Exhibit C – p.1]

Execution Version

provided that so long as Tenant does not utilize more than its proportionate amount of conference room time, a usage charge will not be imposed for the use of a conference room, however, Tenant will be obligated to pay for services rendered, such as set up, tear down, food, beverage and AV. No membership fee will be charged for any fitness facility (or for basic offerings normally included in a membership fee), but Landlord or its affiliates or third parties retained by Landlord may charge a separate fee for additional services, if available, such as personal trainers or wellness clinics. Operating Expenses shall exclude only:

(i) the original design and construction costs of the Property and renovation prior to the date of this Lease and costs of correcting defects in such original construction, or renovation;

(ii) capital expenditures for expansion of the Property;

(iii) interest, principal payments of mortgage debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(iv) depreciation of the Property (except for capital improvements, the cost of which are includable in Operating Expenses);

(v) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Property, including any leasing office maintained in the Property, free rent and construction allowances for tenants;

(vi) legal and other expenses incurred in the negotiation or enforcement of leases;

(vii) costs of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(viii) costs to be reimbursed by other tenants of the Property or Taxes to be paid directly by Tenant or other tenants of the Property, whether or not actually paid;

(ix) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Property (if assigned in part, then prorated accordingly);

(x) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(xi) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(xii) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Property or any applicable legal requirements;

(xiii) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

[Exhibit C – p.2]

Execution Version

(xiv) amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Property to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xv) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Property;

(xvi) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Property and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Property, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xvii) costs incurred in the sale or refinancing of the Property or any portion thereof;

(xviii) net income taxes of Landlord or the owner of any interest in the Property, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Property or any portion thereof or interest therein;

(xix) reserves;

(xx) costs of utilities or other costs if such utilities or other costs are paid for directly or as a charge or reimbursement separate from Operating Expenses by Tenant or other tenants of the Property;

(xxi) expenses actually reimbursed to Landlord by warranties, insurance and the like;

(xxii) costs and expenses of remediating, investigating, or monitoring Hazardous Materials on, under or about the Property as of the date of this Lease and related fines or penalties; and

(xxiii) janitorial services except for Common Areas (including Amenities) and the Premises, if applicable.

“Tenant’s Share of Operating Expenses” shall be the percentage set forth in Exhibit 1 of this Lease as Tenant’s Share of Operating Expenses as reasonably adjusted by Landlord from time to time following changes to or remeasurement of the Premises, the Building or other buildings within the Property occurring from time to time. Any such remeasurement of the Premises or the Building shall be performed by Landlord in accordance with the Standard Method for Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017) (“BOMA”), and remeasurement of all other buildings within the Property shall be performed by Landlord at Landlord’s election either in accordance with BOMA, as customarily modified by Landlord for laboratory properties in the Cambridge/Watertown market (“BOMA Modified”), or in accordance with the Stevenson Life Science Method. Landlord may equitably increase Tenant’s Share of Operating Expenses for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Property that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses, and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required not to exceed 180 days), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total of actual Operating Expenses and resulting Tenant’s Share of

[Exhibit C – p.3]

Execution Version

Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If the actual Tenant’s Share of Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant to Landlord as Rent within 30 days after delivery of such Annual Statement to Tenant. If, however, Tenant’s payments of Operating Expenses for such year exceed the actual Tenant’s Share of Operating Expenses for such year, Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due to Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease. The Annual Statement shall be final and binding upon Tenant unless Tenant, within 60 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 60-day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, or the basis for particular costs or line items included in the Annual Statement or missing or insufficient information, Landlord will provide Tenant with access to Landlord’s books and records relating to the Operating Expenses and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). For the avoidance of doubt, if Landlord provides to Tenant a supplement to the Annual Statement (the “Supplement”), the 60-day period for Tenant to reasonably and in good faith question or contest the accuracy of an item in the Supplement shall commence upon Tenant’s receipt of the Supplement. If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a reputable independent public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall be in Landlord’s sole discretion, except in the event such firm is one of the four largest, or a reputable regional, public accounting firm in the United States, Landlord’s approval shall not be unreasonably withheld or delayed) (the “Independent Accountant”), audit and/or review (the “Independent Review”) the Expense Information for the year in question. The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due to Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5%, then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, those items of Operating Expenses for the Building for such year which vary based upon occupancy level shall be equitably extrapolated, per line item, to equal the amount of Operating Expenses that would have been incurred for such year had the Building been 95% occupied on average during such year; provided Landlord shall in no event be entitled to collect more than Landlord’s actual Operating Expenses for such year. In addition, if the Property outside of the Building is not at least 95% occupied on average during any year of the Term, those items of Operating Expenses for Common Areas and Amenities outside of the Building for such year which vary based upon occupancy level shall be equitably extrapolated, per line item, to equal the amount of Operating Expenses that would have been incurred for such year had the Property been 95% occupied on average during such year, provided Landlord shall in no event be entitled to collect more than Landlord’s actual Operating Expenses for such year.

[Exhibit C – p.4]

Execution Version

EXHIBIT D

WORK LETTER

This WORK LETTER (this “Work Letter”) is incorporated into that certain First Amendment to Lease Agreement (the “Amendment”) dated as of May 12, 2022, by and between ARE-MA REGION NO. 75, LLC, a Delaware corporation (“Landlord”), and ENANTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Amendment.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Jeffrey R. Higgins (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Suzie Markin and Tom Bryte (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants, and Contractors for Improvements. Landlord and Tenant hereby acknowledge and agree that the architect (the “Architect”) for the Improvements (as defined in Section 3(a) below), the general contractor for the Improvements (the “General Contractor”), and any subcontractors for the Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed with respect to the Tenant Improvements but shall be in Landlord’s sole discretion with respect to the Lobby Improvements and the HVAC Improvements. Tenant has selected and Landlord has approved PIDC Construction as the General Contractor and Olsen Lewis + Architects as the Architect. Landlord shall be named a third-party beneficiary of any contract entered into by Tenant with the Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Intentionally Deleted.

3. Improvements.

(a) Improvements Defined. As used herein, (i) “Tenant Improvements” shall mean all improvements to the First Floor Expansion Space and Third Floor Expansion Space (collectively, the “Expansion Premises”) desired by Tenant of a fixed and permanent nature, (ii) “Lobby Improvements” shall mean all improvements to the Building lobby desired by Tenant of a fixed and permanent nature, and (iii) “HVAC Improvements” shall mean the acquisition and installation of new HVAC systems in the First Floor Expansion Space and the Third Floor Expansion Space. The Tenant Improvements, the Lobby Improvements and the HVAC Improvements, collectively, shall be referred to herein as the “Improvements”. Except as explicitly set forth in this Work Letter, Landlord shall not have any obligation whatsoever with respect to the Improvements and/or the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Design Drawings”) detailing Tenant’s requirements for the Improvements within ten

[Exhibit D – p.1]

Execution Version

(10) days of the date hereof. Not more than ten (10) business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord with regard to the Design Drawings. Tenant shall cause the Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within ten (10) business days thereafter. Such process shall continue until Landlord has approved the Design Drawings.

(c) Working Drawings. Not later than fifteen (15) business days following the approval of the Design Drawings by Landlord, Tenant shall cause the Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Improvements (“Construction Drawings”), which Construction Drawings shall be prepared substantially in accordance with the Design Drawings. Tenant shall be solely responsible for ensuring that the Construction Drawings reflect Tenant’s requirements for the Improvements. Landlord shall deliver its written comments on the Construction Drawings to Tenant not later than ten (10) business days after Landlord’s receipt of the same. Tenant shall cause the Construction Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within ten (10) business days thereafter. Such process shall continue until Landlord has approved the Construction Drawings. Once approved by Landlord, Tenant shall not modify the Construction Drawings except in accordance with Section 5 hereof.

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within ten (10) business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable by Tenant, including utilizing the TI Allowance pursuant to Section 6(d), and (iii) Tenant’s decision will not affect the base Building, the structural components of the Building, any Building systems, or any areas outside the Premises (including the Expansion Premises) (in which case Landlord shall make the final decision). If any dispute regarding the design of the Lobby Improvements is not settled within ten (10) business days after notice of such dispute is delivered by one party to the other, Landlord may make the final decision regarding the design of the Lobby Improvements in its sole and absolute discretion. Any changes to the Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 5 hereof.

4. Performance of Improvements.

(a) Commencement and Permitting of the Improvements.

(i) Promptly upon Landlord’s Delivery of the First Floor Expansion Space to Tenant and Tenant’s obtaining and delivering to Landlord a building permit (the “First Floor Permit”) authorizing the construction of the Tenant Improvements related to the First Floor Expansion Space as depicted on the Construction Drawings approved by Landlord, Tenant shall commence and thereafter continuously and diligently prosecute construction of the Tenant Improvements related to the First Floor Expansion Space to completion. The cost of obtaining the First Floor Permit shall be payable by Tenant, including utilizing the TI Allowance pursuant to Section 6(d). As reasonably necessary, Landlord shall assist Tenant in obtaining the First Floor Permit.

(ii) Promptly upon Landlord’s Delivery of the First Floor Expansion Space to Tenant and Tenant’s obtaining and delivering to Landlord a building permit (the “Lobby Permit”) authorizing the construction of the Lobby Improvements as depicted on the Construction Drawings approved by Landlord, Tenant shall commence and thereafter continuously and diligently prosecute construction of the Lobby Improvements to completion. The cost of obtaining the Lobby Permit shall be payable by Tenant, including utilizing the Lobby Allowance pursuant to Section 7(d). As reasonably necessary, Landlord shall assist Tenant in obtaining the Lobby Permit.

[Exhibit D – p.2]

Execution Version

(iii) Promptly upon Landlord’s Delivery of the Third Floor Expansion Space to Tenant and Tenant’s obtaining and delivering to Landlord a building permit (the “Third Floor Permit”) authorizing the construction of the Tenant Improvements related to the Third Floor Expansion Space as depicted on the Construction Drawings approved by Landlord, Tenant shall commence and thereafter continuously and diligently prosecute construction of the Tenant Improvements related to the Third Floor Expansion Space to completion. The cost of obtaining the Third Floor Permit shall be payable by Tenant, including utilizing the TI Allowance pursuant to Section 6(d). As reasonably necessary, Landlord shall assist Tenant in obtaining the Third Floor Permit.

(iv) Promptly upon Landlord’s Delivery of the First Floor Expansion Space to Tenant and Tenant’s obtaining and delivering to Landlord a building permit (the “First Floor HVAC Permit”) authorizing the installation of the HVAC Improvements relating to the First Floor Expansion Space as depicted on the Construction Drawings approved by Landlord, Tenant shall commence and thereafter continuously and diligently prosecute construction of the HVAC Improvements relating to the First Floor Expansion Space to completion. The cost of obtaining the First Floor HVAC Permit shall be payable by Tenant, including utilizing the HVAC Allowance pursuant to Section 8(d). As reasonably necessary, Landlord shall assist Tenant in obtaining the First Floor HVAC Permit.

(v) Promptly upon Landlord’s Delivery of the Third Floor Expansion Space to Tenant and Tenant’s obtaining and delivering to Landlord a building permit (the “Third Floor HVAC Permit”) authorizing the installation of the HVAC Improvements relating to the Third Floor Expansion Space as depicted on the Construction Drawings approved by Landlord, Tenant shall commence and thereafter continuously and diligently prosecute construction of the HVAC Improvements relating to the Third Floor Expansion Space to completion. The cost of obtaining the Third Floor HVAC Permit shall be payable by Tenant, including utilizing the HVAC Allowance pursuant to Section 8(d). As reasonably necessary, Landlord shall assist Tenant in obtaining the Third Floor HVAC Permit

Prior to the commencement of the Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the General Contractor and the Architect), and certificates of insurance from any contractor performing any part of the Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance, and in the case of the Architect, professional liability insurance. Tenant shall cause the General Contractor and the Architect to provide a certificate of insurance, which other than with respect to the Architect’s professional liability insurance, shall list Landlord as an additional named insured and Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the coverages required above.

(b) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Improvements.

(c) Completion. Tenant shall complete or cause to be completed the Improvements in a good and workmanlike manner, in accordance with the Construction Drawings.

(i) Upon the substantial completion of the Tenant Improvements related to the First Floor Expansion Space, (i) Tenant shall require the Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion for the Tenant Improvements related to the First Floor Expansion Space in the form of the American Institute of Architects (“AIA”) document G704, and (ii) Tenant shall deliver to Landlord (x) sworn statements setting forth the names of all contractors and subcontractors who did the work and final unconditional lien waivers from all such contractors and subcontractors and (y) “as built” plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements related to the First Floor Expansion Space.

(ii) Upon the substantial completion of the Tenant Improvements related to the Third Floor Expansion Space, (i) Tenant shall require the Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion for the Tenant Improvements related to the Third Floor Expansion Space in the form of the AIA document

[Exhibit D – p.3]

Execution Version

G704, and (ii) Tenant shall deliver to Landlord (x) sworn statements setting forth the names of all contractors and subcontractors who did the work and final unconditional lien waivers from all such contractors and subcontractors, and (y) “as built” plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements related to the Third Floor Expansion Space.

(iii) Upon the substantial completion of the Lobby Improvements, (i) Tenant shall require the Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion for the Lobby Improvements in the form of the AIA document G704, and (ii) Tenant shall deliver to Landlord (x) sworn statements setting forth the names of all contractors and subcontractors who did the work and final unconditional lien waivers from all such contractors and subcontractors, and (y) “as built” plans (one copy in print format and two copies in electronic CAD format) for such Lobby Improvements.

(iv) Upon the substantial completion of the HVAC Improvements for the First Floor Expansion Space and then again for the Third Floor Expansion Space, (i) Tenant shall require the Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion for the HVAC Improvements in the form of the AIA document G704, and (ii) Tenant shall deliver to Landlord (x) sworn statements setting forth the names of all contractors and subcontractors who did the work and final unconditional lien waivers from all such contractors and subcontractors, and (y) “as built” plans (one copy in print format and two copies in electronic CAD format) for such HVAC Improvements.

5. Changes. Any changes requested by Tenant to the Improvements after the delivery and approval by Landlord of the Construction Drawings, shall be requested and instituted in accordance with the provisions of this Section 5 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, unless such changes would affect the base Building, the structural components of the Building, any Building systems, or any areas outside the Premises (including, but not limited to, the Building lobby) (in which case Landlord’s approval shall be in its sole discretion). For the avoidance of doubt, any Changes to the Construction Drawings related to the Lobby Improvements shall be subject to the written approval of Landlord in its sole discretion.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within ten (10) business days thereafter.

(b) Implementation of Changes. If Landlord approves any Change related to the Tenant Improvements and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 6(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If Landlord approves any Change related to the Lobby Improvements and Tenant deposits with Landlord any Lobby Excess Costs (as defined in Section 7(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If Landlord approves any Change related to the HVAC Improvements and Tenant deposits with Landlord any HVAC Excess Costs (as defined in Section 8(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any modification or change is required to the First Floor Permit, the Third Floor Permit, the Lobby Permit, the First Floor HVAC Permit or the Third Floor HVAC Permit as a result of a Change, Tenant shall promptly provide Landlord with a copy of such modification or change to such First Floor Permit, Third Floor Permit, Lobby Permit, First Floor HVAC Permit or Third Floor HVAC Permit, as applicable.

6. Costs for Tenant Improvements.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “TI Budget”) and deliver a copy of the TI Budget to Landlord for Landlord’s approval, which shall not be unreasonably

[Exhibit D – p.4]

Execution Version

withheld or delayed. The TI Budget shall be based upon the Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“TI Administrative Rent”) equal to 1% of the total costs for the Tenant Improvements for monitoring and inspecting the construction of the Tenant Improvements and Changes, which sum shall be payable by Tenant, including by utilizing the TI Allowance pursuant to Section 6(d). Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

(i) a “Tenant Improvement Allowance” in the maximum amount of $115.00 per rentable square foot of the Expansion Premises, being $2,257,680.00 in the aggregate, which is included in the Base Rent set forth in the Lease (as amended by this Amendment); and

(ii) a “Supplemental Tenant Improvement Allowance” in the maximum amount of $25.00 per rentable square foot of the Expansion Premises, being $490,800.00 in the aggregate, which shall, to the extent used, result in the adjustment to the Base Rent as set forth in the Lease (as amended by this Amendment

Before commencing the Improvements, Tenant shall notify Landlord in writing whether and how much of the Supplemental Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute discretion. The TI Allowance shall be disbursed in accordance with this Work Letter. Any unused portion of the TI Allowance shall be forfeited and shall cease to be available to Tenant after a period of 12 months following the Third Floor Commencement Date. Tenant shall have the right to use and apply the TI Allowance only toward hard and soft construction costs of the Tenant Improvements described in the Construction Drawings approved pursuant to Section 3(c), including, but not limited to, any architectural and engineering fees, design, permits, electrical power and other utilities, the cost of preparing the Design Drawings and the Construction Drawings (but only to the extent such costs relate to the Tenant Improvements), the cost of Changes related to the Tenant Improvements, costs set forth in the TI Budget, including Landlord’s TI Administrative Rent, and Landlord’s out-of-pocket expenses (collectively, “TI Costs”); provided, however, Tenant shall have no right to the use or benefit of any portion of the TI Allowance for any other purpose (including the reduction or payment of Base Rent, the cost of any personal property or other non-Building system materials or equipment, including, but not limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements).

(c) Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of TI Costs except as set forth in Section 6(d) below.

(d) Excess TI Costs; Payment for TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.

During the course of design and construction of the Tenant Improvements (but only to the aggregate extent of the TI Allowance), Landlord shall reimburse Tenant for TI Costs against a draw request in Landlord’s standard form (such draw requests to be made not more than monthly) containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than thirty (30) days following receipt of such draw request and supporting materials. Notwithstanding the foregoing, if at any time and from time-to-time, the remaining TI Costs under the TI Budget exceed the remaining unexpended TI Allowance (the “Excess TI Cost”), then Landlord shall only be obligated to fund (to the extent any portion of the TI Allowance remains outstanding) the amount of such payment requisitioned multiplied by a fraction, the numerator of which is the remaining TI Allowance remaining outstanding and the denominator of which is the total remaining TI Costs. To assist with such determination, Tenant will submit an updated TI Budget for Landlord’s approval with each requisition,

[Exhibit D – p.5]

Execution Version

certified by Tenant, and containing such information as Landlord may reasonably require. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final, unconditional lien waivers from all such contractors and subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises. If following completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Allowance, subject to the terms of this Work Letter, Tenant shall be entitled to such amounts only (i) to the extent such amounts should have been applied to TI Costs but for the adjustment of Landlord’s payments on account of same resulting from the existence of Excess TI Cost and (ii) for application to Excess Lobby Costs.

7. Costs for Lobby Improvements.

(a) Budget For Lobby Improvements. Before the commencement of construction of the Lobby Improvements, Tenant shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Lobby Improvements (the “Lobby Budget”) and deliver a copy of the Lobby Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Lobby Budget shall be based upon the Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Lobby Administrative Rent”) equal to 1% of the total costs for the Lobby Improvements for monitoring and inspecting the construction of the Lobby Improvements and Changes, which sum shall be payable by Tenant, including by utilizing the Lobby Allowance pursuant to Section 7(d). Landlord shall have no obligation to bear any portion of the cost of any of the Lobby Improvements except to the extent of the Lobby Allowance.

(b) Lobby Allowance. Landlord shall provide to Tenant a “Lobby Allowance” in the maximum amount of $10.00 per rentable square foot of the Expansion Premises, being $196,320.00 in the aggregate, which is included in the Base Rent set forth in the Lease (as amended by this Amendment). The Lobby Allowance shall be disbursed in accordance with this Work Letter. Any unused portion of the Lobby Allowance shall be forfeited and shall cease to be available to Tenant after a period of 12 months following the Third Floor Commencement Date. Tenant shall have the right to use and apply the Lobby Allowance only toward hard and soft construction costs of the Lobby Improvements described in the Construction Drawings approved pursuant to Section 3(c), including, but not limited to, any architectural and engineering fees, design, permits, electrical power and other utilities, the cost of preparing the Design Drawings and the Construction Drawings (but only to the extent such costs relate to the Lobby Improvements), the cost of Changes related to the Lobby Improvements, costs set forth in the Lobby

Budget, including Landlord’s Lobby Administrative Rent, and Landlord’s out-of-pocket expenses (collectively, “Lobby Costs”); provided, however, Tenant shall have no right to the use or benefit of any portion of the Lobby Allowance for any other purpose (including the reduction or payment of Base Rent).

(c) Costs Includable in Lobby Allowance. The Lobby Allowance shall be used solely for the payment of Lobby Costs.

(d) Excess Lobby Costs; Payment for Lobby Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Lobby Improvements except to the extent of the Lobby Allowance.

During the course of design and construction of the Lobby Improvements (but only to the extent of the Lobby Allowance), Landlord shall reimburse Tenant for Lobby Costs against a draw request in Landlord’s standard form (such draw requests to be made not more than monthly) containing evidence of payment of such Lobby Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval

[Exhibit D – p.6]

Execution Version

thereof for payment, no later than thirty (30) days following receipt of such draw request and supporting materials. Notwithstanding the foregoing, if at any time and from time-to-time, the remaining Lobby Costs under the Lobby Budget exceed the remaining unexpended Lobby Allowance (the “Excess Lobby Cost”), then Landlord shall only be obligated to fund (to the extent any portion of the Lobby Allowance remains outstanding) the amount of such payment requisitioned multiplied by a fraction, the numerator of which is the remaining Lobby Allowance remaining outstanding and the denominator of which is the total remaining Lobby Costs. To assist with such determination, Tenant will submit an updated Lobby Budget for Landlord’s approval with each requisition, certified by Tenant, and containing such information as Landlord may reasonably require. Upon completion of the Lobby Improvements (and prior to any final disbursement of the Lobby Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final, unconditional lien waivers from all such contractors and subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Lobby Improvements; (iii) a certification of substantial completion in Form AIA G704; (iv) a certificate of occupancy for the Building lobby, to the extent applicable; and (v) copies of all operation and maintenance manuals and warranties affecting the Building lobby. If following completion of the Lobby Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the Lobby Allowance, subject to the terms of this Work Letter, Tenant shall be entitled to such amounts only to the extent such amounts should have been applied to Lobby Costs but for the adjustment of Landlord’s payments on account of same resulting from the existence of Excess Lobby Cost.

8. Costs for HVAC Improvements.

(a) Budget For HVAC Improvements. Before the commencement of construction of the HVAC Improvements, Tenant shall obtain a detailed breakdown of the costs incurred or that will be incurred in connection with the design, acquisition and installation of the HVAC Improvements (the “HVAC Budget”) and deliver a copy of the HVAC Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The HVAC Budget shall be based upon the Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“HVAC Administrative Rent”) equal to 1% of the total costs for the HVAC Improvements for monitoring and inspecting the construction of the HVAC Improvements and Changes, which sum shall be payable by Tenant, including by utilizing the HVAC Allowance pursuant to Section 8(d).

(b) HVAC Allowance. Landlord shall provide to Tenant a “HVAC Allowance” in the maximum aggregate amount of $120,000.00, which is included in the Base Rent set forth in the Lease (as amended by this Amendment). The HVAC Allowance shall be disbursed in accordance with this Work Letter. Any unused portion of the HVAC Allowance shall be forfeited and shall cease to be available to Tenant after a period of 12 months following the Third Floor Commencement Date. Tenant shall have the right to use and apply the HVAC Allowance only toward hard and soft construction costs of the HVAC Improvements described in the Construction Drawings approved pursuant to Section 3(c), including, but not limited to, any architectural and engineering fees, design, permits, electrical power and other utilities, the cost of preparing the Design Drawings and the Construction Drawings (but only to the extent such costs relate to the HVAC Improvements), the cost of Changes related to the HVAC Improvements, costs set forth in the HVAC Budget, including Landlord’s HVAC Administrative Rent, and Landlord’s out-of-pocket expenses (collectively, “HVAC Costs”); provided, however, Tenant shall have no right to the use or benefit of any portion of the HVAC Allowance for any other purpose (including the reduction or payment of Base Rent).

(c) Costs Includable in HVAC Allowance. The HVAC Allowance shall be used solely for the payment of HVAC Costs.

(d) Excess HVAC Costs; Payment for HVAC Costs. Landlord shall have no obligation to bear any portion of the cost of any of the HVAC Improvements except to the extent of the HVAC Allowance.

During the course of design and construction of the HVAC Improvements (but only to the extent of the HVAC Allowance), Landlord shall reimburse Tenant for HVAC Costs against a draw request in Landlord’s standard form (such draw requests to be made not more than monthly) containing evidence of payment of

[Exhibit D – p.7]

Execution Version

such HVAC Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than thirty (30) days following receipt of such draw request and supporting materials. Notwithstanding the foregoing, if at any time and from time-to-time, the remaining HVAC Costs under the HVAC Budget exceed the remaining unexpended HVAC Allowance (the “Excess HVAC Cost”), then Landlord shall only be obligated to fund (to the extent any portion of the HVAC Allowance remains outstanding) the amount of such payment requisitioned multiplied by a fraction, the numerator of which is the remaining HVAC Allowance remaining outstanding and the denominator of which is the total remaining HVAC Costs. To assist with such determination, Tenant will submit an updated HVAC Budget for Landlord’s approval with each requisition, certified by Tenant, and containing such information as Landlord may reasonably require. Upon completion of the HVAC Improvements (and prior to any final disbursement of the HVAC Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final, unconditional lien waivers from all such contractors and subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such HVAC Improvements; (iii) a certification of substantial completion in Form AIA G704; (iv) a certificate of occupancy for the Expansion Premises, to the extent applicable; and (v) copies of all operation and maintenance manuals and warranties affecting the Building HVAC. If following completion of the HVAC Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the HVAC Allowance, subject to the terms of this Work Letter, Tenant shall be entitled to such amounts only to the extent such amounts should have been applied to HVAC Costs but for the adjustment of Landlord’s payments on account of same resulting from the existence of Excess HVAC Cost.

9. Miscellaneous.

(a) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(b) No Default Funding. In no event shall Landlord have any obligation to fund any portion of the TI Allowance, Lobby Allowance and/or the HVAC Allowance during any period that Tenant is in default under the Lease.

[Remainder of page left blank]

[Exhibit D – p.8]

Execution Version

SCHEDULE 1

Infectious Diseases

This rider shall apply if the General Contractor, or its agents or subcontractors, shall enter onto the Property or into any building of Landlord (an “ARE Building”) at a time when any of the following criteria are met: (a) an infectious disease is rapidly increasing in incidence or geographic range in the United States, is not preventable by vaccine, and carries with it health risks (and likelihood of suffering such health risks) to the general public worse than the common seasonal flu, or (b) a pandemic or epidemic exists, or (c) any federal or applicable state or local authority has declared a health emergency on account of an infectious disease. As used in this Rider, any disease which causes this Rider to be applicable is referred to herein as an “Applicable Infectious Disease.” For the avoidance of doubt, COVID-19 is an Applicable Infectious Disease.

(a) Pre-Screening Measures. Prior to each entry by any employee of General Contractor, or its agents or subcontractors, onto the Property or into any ARE Building, General Contractor shall pre-screen such employee (or ensure and document that each such employee self-screens) for the Applicable Infectious Disease, using all criteria recommended by the Centers for Disease Control and Prevention (“CDC”) and federal, state and local governmental authorities. General Contractor shall not permit any such employee, agent or subcontractor who does not pass the pre-screening (or self-screening) to enter onto the Property or into any ARE Building until such time as allowed following all recommendations of the CDC and all federal, state and local governmental authorities.

In the event that General Contractor learns that, notwithstanding pre-screening (or self-screening), an employee of General Contractor, or any of its agents or subcontractors who did not meet the screening criteria has entered the Property or an ARE Building (or within the incubation period after such entry such employee has been diagnosed or shows symptoms of the Applicable Infectious Disease), General Contractor shall immediately notify Landlord. General Contractor will inform Landlord of the areas of the Property and any ARE Building accessed by such employee and approximate date/time of access, but General Contractor shall not provide Landlord with any personally identifying information or health information of the employee.

By way of example, the pre-screening (or self-screening) for COVID-19 shall include having the employee actively confirm the information listed below. General Contractor shall not permit any of its employees, agents or subcontractors, to enter any ARE Building unless they have, no earlier than the morning of such entry, passed one of the following screens:

Screening A – For Those Fully Vaccinated (an individual is considered fully vaccinated 2 weeks after the last dose in a two-dose series or 2 weeks after a one-dose vaccine)

1. Have you experienced any of the following new or unexplained symptoms in the last 48 hours? (Check the CDC website regularly for updates to the list of symptoms.)

•	fever or chills,

•	cough,

•	shortness of breath or difficulty breathing,

•	fatigue,

•	muscle or body aches,

•	headache,

•	new loss of taste or smell,

•	sore throat,

•	congestion or runny nose,

•	nausea or vomiting, or

•	diarrhea.

If you answered “YES” to Question 1, you may not enter the ARE Building.

If you answered “NO” to Question 1, proceed to Question 2.

[Exhibit D – p.9]

Execution Version

2. Are you quarantining or isolating because you tested positive for COVID-19 or are worried you may be sick with COVID-19?

If you answered “YES” to Question 2, you may not enter the ARE Building.

If you answered “NO” to Question 2, proceed to Question 3.

3. Have you been in close contact in the last 14 days (or such shorter or longer period as specified by your local health department) with one of the following:

•	Anyone who is known to have laboratory-confirmed COVID-19

•	Anyone who has any symptoms consistent with COVID-19

If you answered “NO” to Question 3, proceed to Question 4.

If you answered “YES” to Question 3, proceed to Question 5.

4. Have you traveled internationally in the last 14 days?

If you answered “NO” to Question 4, you may enter the ARE Building.

If you answered “YES” to Question 4, proceed to Question 5.

5. Were you tested 3–5 days after your exposure with the close contact, or after traveling internationally, and did you receive negative test results?

If you answered “YES” to Question 5, you may enter the ARE Building.

If you answered “NO” to Question 5, you may not enter the ARE Building.

Screening B – For Those Not Fully Vaccinated

You must answer “NO” to the following five questions in order to enter any ARE Building:

1. Have you experienced any of the following new or unexplained symptoms in the last 48 hours? (Check the CDC website regularly for updates to the list of symptoms.)

•	fever or chills,

•	cough,

•	shortness of breath or difficulty breathing,

•	fatigue,

•	muscle or body aches,

•	headache,

•	new loss of taste or smell,

•	sore throat,

•	congestion or runny nose,

•	nausea or vomiting, or

•	diarrhea.

2. Are you quarantining or isolating because you tested positive for COVID-19 or are worried you may be sick with COVID-19?

3. Have you been in close contact in the last 14 days (or such shorter or longer period as specified by your local health department) with at least one of the following:

•	Anyone who is known to have laboratory-confirmed COVID-19

•	Anyone who has any symptoms consistent with COVID-19

[Exhibit D – p.10]

Execution Version

4. Have you traveled internationally in the past 10 days?

Answer “NO” if you have self-quarantined for 7 days after travel and tested negative based on a viral test 3-5 days after travel.

5. Are you currently waiting on the results of a COVID-19 test?

Answer “NO” if you’re waiting on the results of a routine asymptomatic COVID-19 test (e.g., to fulfill a pre-travel requirement).

*Note: It is General Contractor’s obligation to regularly consult with the CDC guidelines, as well as those of state and local governments, and update these questions to at all times reflect current guidance as to when it is appropriate for employees to go to work and/or return to work.

If an employee of General Contractor, or its agents or subcontractors, does not meet the screening criteria above, then General Contractor will not permit such employee to enter the Property or any ARE Building unless or until the employee has met the criteria established by the CDC for being around others (ending home isolation) and returning to work (e.g., https://www.cdc.gov/coronavirus/2019-ncov/hcp/disposition-in-home-patients.html and https://www.cdc.gov/coronavirus/2019-ncov/your-health/quarantine-isolation.html).

(b) General Contractor’s Compliance with Applicable Regulations and Guidelines. General Contractor shall comply with and implement (and cause its agents and subcontractors to comply with and implement) the following to mitigate the spread of Applicable Infectious Diseases, including COVID-19:

(i) Industry best practices related to the Applicable Infectious Disease (and General Contractor shall continually monitor industry best practices); and

(ii) All guidance and requirements of any applicable state or local government or governmental agency relating to the Applicable Infectious Disease (and General Contractor shall continually monitor such guidance and requirements); and

(iii) All guidance and requirements of the Occupational Safety and Health Administration (“OSHA”) related to the Applicable Infectious Disease (and General Contractor shall continually monitor the OSHA’s website for updates thereto); and

(iv) All guidance issued by the CDC related to the Applicable Infectious Disease and General Contractor shall continually monitor CDC’s website for updates thereto); and

(v) All policies or procedures adopted by Landlord with respect to the building from time to time (provided General Contractor has been given a copy of them).

(c) Face Coverings. Without limiting the generality of the foregoing obligations, unless notified otherwise in writing from Landlord, at all times this Rider is applicable, General Contractor shall cause all employees of General Contractor, and its agents and subcontractors, to wear face masks at all times when in any ARE Building, unless industry best practices, guidance or requirements of government or governmental agency, guidance or requirements of OSHA, guidance issued by the CDC, or policies or procedures adopted by Landlord require more highly protective personal protective equipment, in which case General Contractor shall cause all of its employees, and its agents and subcontractors, to wear such personal protective equipment.

[Exhibit D – p.11]

Execution Version

(d) Relationship of Parties. For the avoidance of doubt, General Contractor is and remains in all respects solely responsible for its employees the employees of its agents and subcontractors, and the direction and supervision thereof, including, without limitation, ensuring their compliance with all pre-screening requirements and other infectious disease mitigation measures General Contractor undertakes (pursuant to contractual or statutory obligations, or otherwise) to comply with industry best practices, the guidance and requirements of OSHA, CDC, and applicable government authorities, and ARE Building policies and procedures. The relationship of Landlord and General Contractor is and remains solely that of a company contracting with a third-party General Contractor, and the terms of this section do not create a joint employer relationship with respect to General Contractor’s employees (or the employees/members of General Contractor’s agents or subcontractors), or any other partnership or joint venture relationship.

[Exhibit D – p.12]

Execution Version

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalk, entries, and driveways of the Property shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Property (except as permitted by the terms of this Lease).

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Building without Landlord’s express written consent.

4. Tenant shall not disturb the occupants of the Property or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Property.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Property. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Property.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

[Exhibit E – p.1]

Execution Version

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Property.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Property and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

20. Tenant shall cause any vendors and other service providers hired by Tenant to perform construction or repair services at the Premises to maintain in effect workers’ compensation insurance as required by applicable legal requirements and commercial general liability insurance with commercially reasonable coverage amounts. Tenant shall cause such vendors and service providers to provide Landlord with certificates of insurance evidencing the required coverages prior to the applicable vendor or service provider providing any services to Tenant at the Property. Notwithstanding the foregoing, this Paragraph

20 shall apply only to vendors and service providers that are actually performing construction or repair work within the Premises (as opposed to, for example, delivery services).

21. Neither Tenant nor any of the Tenant Parties shall have the right to photograph, videotape, film, digitally record or by any other means record, transmit and/or distribute any images, pictures or videos of all or any portion of the Premises or the Property; provided that Tenant may use images of the interior of the Premises (that do not depict areas outside of the Premises) for business purposes, so long as neither Landlord’s name, the name of its affiliates, the name “Arsenal on the Charles” nor the address of the Premises is visible in the images or otherwise identified.

22. Tenant shall regularly review the guidelines published by the Centers for Disease Control (CDC) and any state and/or local governmental agencies, and will implement the practices and procedures suggested thereby, as well as industry standard best practices, to limit or prevent the spread or transmission of Infectious Conditions.

23. Without limiting Landlord’s general right to amend, update, and implement new rules and regulations, Tenant acknowledges that Landlord has the right, but has no obligation, to implement additional rules and regulations relating to access to the Premises, the Building and/or the Property (including, without limitation, the Amenities) that are intended to promote and protect health and physical well-being and/or prevent or limit the spread or transmission of Infectious Conditions.

[Exhibit E – p.2]

Execution Version

EXHIBIT F

REPLACEMENT SECTION 5.3 OF THE LEASE (EXTENSION OPTION)

5.3 Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have a one-time right (the “Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent, which shall be determined as set forth below, and the Work Letter attached to the First Amendment to Lease Agreement, which shall not be applicable) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior (but no earlier than 18 months prior) to the initial Termination Date.

(b) Base Rent. Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined or determined by arbitration as provided below. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable office buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all tenant improvements, alterations and other improvements (and takes into account whether paid for by landlord or tenant), condition and repair and floor height in Class A office buildings in the Property and in the Watertown, Allston, Brighton and West Cambridge markets for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including, without limitation, tenant inducements (and whether available to Tenant), views, available amenities (including, without limitation, the Amenities), age of the Building, age of mechanical systems serving the Premises, parking availability, leasing commissions, and allowances or concessions, if any, and whether available to Tenant. Notwithstanding the foregoing, the Market Rate shall in no event be less than 95% of the Base Rent payable as of the date immediately preceding the commencement of the Extension Term.

If, on or before the date which is 180 days prior to the initial Termination Date, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 5.3(c). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in Section 5.3(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of this Lease for the Extension Term.

(c) Arbitration.

(i) Within 10 days of Tenant’s deemed election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If Landlord fails to timely submit an Extension Proposal, Landlord’s original submission will be used for this purpose. If Tenant fails to timely submit an Extension Proposal, Landlord’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The two (2) Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the two (2) Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

[Exhibit F – p.1]

Execution Version

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator, or single Arbitrator, as applicable, shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office real estate in Greater Boston, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of office space in Greater Boston, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(d) Rights Personal. The Extension Right is personal to Tenant and any assignee of this Lease (but not a subtenant) under a Permitted Transfer and, other than to any such assignee under a Permitted Tenant Successor resulting from a Permitted Transfer, and, other than to any such assignee under a Permitted Transfer , is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease.

(e) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i) if Tenant is not then occupying at least 75% of the Premises (such occupation to include entities occupying under Permitted Transfers);

(ii) during any period of time that an Event of Default has occurred and is continuing under any provision of this Lease; or

(iii) if an Event of Default has occurred under any provision of this Lease three (3) or more times during the 12-month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Events of Default are cured.

(f) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(g) Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) an Event of Default has occurred three (3) or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Events of Default are cured.

[Exhibit F – p.2]